EXHIBIT 99.1

FIRST SOUTH BANCORP, INC.                          FOR IMMEDIATE RELEASE
PRESS RELEASE                                      For More Information Contact:
March 19, 2004                                     Bill Wall or Tom Vann
                                                   (252) 946-4178
                                                   Website:
                                                   www.firstsouthnc.com

          FIRST SOUTH BANCORP, INC. DECLARES THREE-FOR-TWO STOCK SPLIT
                   PAYABLE IN THE FORM OF A 50% STOCK DIVIDEND
            AND A 27.5% INCREASE IN THE QUARTERLY CASH DIVIDEND RATE

Washington, North Carolina - First South Bancorp, Inc. (Nasdaq: FSBK) (the "Company"), parent holding company of First South Bank (the "Bank") announces that on March 18, 2004 the Company's Board of Directors declared a three-for-two stock split, payable in the form of a 50% stock dividend on the Company's outstanding common stock. The stock dividend is payable on April 23, 2004 to stockholders of record as of April 2, 2004.

Stockholders will receive one additional share of common stock for every two shares they hold on the record date. Stockholders entitled to receive fractional shares will receive cash based on the stock's closing market price on the record date, adjusted for the dilution caused by the stock dividend. Stock certificates for dividend shares will be mailed to stockholders promptly following the payment date.

In addition, the Company announces that on March 18, 2004 the Board of Directors also declared a quarterly cash dividend for the quarter ended March 31, 2004 of $0.17 per share, adjusted for the stock dividend, payable April 23, 2004 to stockholders of record as of April 2, 2004. This cash dividend payment is the Company's twenty-eighth consecutive quarterly cash dividend.

This quarterly cash dividend payment represents a 27.5% payment rate increase over the previous quarterly dividend payment, adjusted for the stock dividend dilution. The current annual cash dividend rate, adjusted for the payment rate increase, of $1.02 per share will become $0.68 per share, adjusted for the stock dividend. Like all possible dividends, there are no assurances that such anticipated cash dividends will be paid unless appropriately declared by the Board of Directors.

Tom Vann, President and Chief Executive Officer of the Company, stated that the Board of Directors determined that the stock dividend and increase in the cash dividend payment rate were appropriate in consideration of the Company's capital position, the current market price of its common stock, and recent operating results. He noted that any further dividends will depend upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

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First South Bank has been serving the citizens of eastern North  Carolina  since
1902 and offers a variety of financial products and services, including a Leasing Company and securities brokerage services through an affiliation with a broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has twenty-four full service branch offices located throughout central, eastern and southeastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(Nasdaq: FSBK)